UNIFIED SERIES TRUST

Amendment No. 3 to Agreement and Declaration of Trust

The undersigned secretary of Unified Series Trust (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust at a meeting held on August 13-14, 2006:

1. Resolved that pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Unified Series Trust (the “Trust”) we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the following Series of Shares of the Trust and designate such Series the “Abacus Bull Moose Growth Fund,” the “ACM Convertible Securities Fund,” the “Archer Balanced Fund,” the “Becker Small Cap Equity Fund,” the “Becker Value Equity Fund,” the “Chicken Little Growth Fund,” the “Chinook Emerging Growth Fund,” the “Crawford Dividend Growth Fund,” the “Dreman Contrarian Large-Cap Value Fund,” the “Dreman Contrarian Mid-Cap Value Fund,” the “Dreman Contrarian Small-Cap Value Fund,” the “FCI Bond Fund,” the “FCI Equity Fund,” the “Geronimo Option & Income Fund,” the “Geronimo Multi-Strategy Fund,” the “Geronimo Sector Opportunity Fund,” the “GJMB Growth Fund,” the “GLOBALT Growth Fund,” the “IMS Capital Value Fund,” the “IMS Strategic Allocation Value Fund,” the “IMS Strategic Income Value Fund,” the “Iron Market Opportunity Fund,” the “Iron Strategic Income Fund,” the “Leader Short-Term Bond Fund,” the “Leeb Focus Fund,” the “Marathon Value Portfolio,” the “Marco Targeted Return Fund,” the “Monteagle Fixed Income Fund,” the “Monteagle Large Cap Growth Fund,” the “Monteagle Value Fund,” the “NS Small Cap Growth Fund,” the “Polynous Growth Fund,” the “QCM Absolute Return Fund,” the “Sound Mind Investing Fund,” the “StoneRidge Small Cap Growth Fund,” the “Symphony Wealth Management Ovation Fund,” the “Tributary Income Fund,” and the “Toreador Large Cap Fund” (collectively the “Series”). As to the “Chinook Emerging Growth Fund” Series of Shares, the Trustees hereby establish and designate two Classes of Shares, “Retail Class” and “Institutional Class.” As to each of the “Crawford Dividend Growth Fund,” the “Geronimo Option & Income Fund,” the “Geronimo Multi-Strategy Fund” and the “Geronimo Sector Opportunity Fund” Series of Shares, the Trustees hereby establish and designate two Classes of Shares, “Class I” and “Class C.” As to the “Symphony Wealth Management Ovation Fund” Series of Shares, the Trustees hereby establish and designate two Classes of Shares, “Class A” and “Class C.” The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

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The above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

Subsections (a) through (l) of Section 4.2 of the Agreement and Declaration of Trust of Unified Series Trust are hereby incorporated by reference.

2. This document shall have the status of an Amendment to said Agreement and Declaration of Trust and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: August 14, 2006
/s/ Heather Barnes Heather Barnes, Secretary

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